Exhibit 15(iii) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K

                                 EXHIBIT C
                                  to the
                             Distribution Plan
                        LIBERTY UTILITY FUND, INC.
                              CLASS F SHARES

       This Distribution Plan is adopted by Liberty Utility Fund, Inc.
     with respect to the Class of Shares of the portfolio of the Corporation set forth above.
       In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of the Class F Shares of Liberty Utility Fund, Inc. held during the month.
       Witness the due execution hereof this 1st day of March 1, 1996.

                              LIBERTY UTILITY FUND, INC.


                              By:  /s/ Richard B. Fisher
                                       President